Exhibit 10.31

SEVERANCE PAY AGREEMENT AND RELEASE OF ALL CLAIMS

This Transition & Severance Pay Agreement and Release of All Claims (“Agreement”) is entered into between Sarah R. Coffin (“Associate” or “You”) and Hexion Specialty Chemicals, Inc. (“Company”).

Until February 15, 2009 (“Termination Date”), you will be an active employee of the Company and remain on the Company’s payroll. Accordingly, you agree to perform all job-related duties and functions that may be assigned to you from time-to-time by the Company;

1.	Considerations:

Severance Payments

The Company agrees to pay you $400,000 as severance. This amount is equal to fifty-two weeks (52) weeks of your current base salary. Severance payments will be made to you in bi-weekly installments, subject to all applicable legal deductions and withholdings. Deductions for cash advances and other monies due the Company will be made from these payments.

The severance period for which these severance payments will be made will begin February 16, 2009 and end on February 15, 2010 (“Severance Period”).

Transition Payment

In consideration for the final settlement of the agreement, the company will pay you an additional lump sum of $126,000 by February 20, 2009. The employee will not be entitled to any other payments and all other entitlements shall be considered forfeited.

Health Benefit Continuation

The Company shall pay you on or as soon as practicable after February 16, 2009, a cash lump sum intended to cover the approximate cost of the Company’s portion of the premiums necessary to continue your medical care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), for a period of twenty-six (26) weeks following February 16, 2009, at the same or reasonably equivalent coverage for you (and, if applicable, your eligible dependents) as in effect immediately prior to the Termination Date. You may elect to continue health care coverage pursuant to COBRA (up to the maximum period of COBRA coverage); provided that you shall be required to pay any and all premiums associated therewith directly to the third party COBRA Administrator.

The Company will gross-up this payment to allow for Federal Income Tax withholding (generally withheld at a rate of 25%). However, due to the complexity of the various state and local taxing jurisdictions, the amount of this lump sum payment may not cover all required tax withholdings. This payment will be based on the COBRA rates in effect at the time of your separation. You will be responsible for any subsequent increases in COBRA rates.

If you elect to extend your healthcare coverage through COBRA:

•	Your coverage will be retroactive to your termination date

•	You will be sent monthly bills for your COBRA premiums from the third party COBRA Administrator.

•	The Severance Period is considered to be part of the 18 months COBRA eligibility.

Vacation

You will receive payment for all accrued, but unused vacation through your termination date. After this date, you will not accrue or earn any additional paid vacation.

Outplacement Support

The Company has arranged, at its own expense, a program of 12 months Executive outplacement support for you. Additional information on these services will be provided to you in a separate attachment.

All Other Company Sponsored Benefit Plans

Unless specified in this Agreement, you will cease participation in and/or accruing benefits under Company sponsored benefit plans as of your termination date.

2.	Eligibility for Considerations: You understand that, to be eligible for any of the considerations under this Agreement, you must be actively employed and working through the date on which the Company releases you from work. You may not terminate before then or be unavailable for active work due to leave status (disability, workers’ compensation, or personal) on your termination date. Should you be on such leave at your termination date, you will be covered by the terms and conditions of that particular status for its duration.

3.

Release of All Claims: In exchange for the monies and benefits given to you under this Agreement, you give up the right to bring any claims whatsoever against the Company that relate to your job, termination from your job or the severance and other benefits paid to you under this Agreement and Pay. The claims that you are giving up include, but are not limited to, claims under the Age Discrimination in Employment Act, as amended (“ADEA”), Title VII of the Civil Rights Act of 1964, as amended (“Title VII”), the Civil Rights Act of 1966, as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act (“ADA”), the Equal Pay Act, as amended, the Family and Medical Leave Act, the National Labor Relations Act, as amended, the Fair Labor Standards Act, as amended, the Worker Adjustment and Retraining Notification (“WARN”) Act, the Employee Retirement Income Security Act (“ERISA”), as amended, any and all State Workers Compensation claims of which the Company was not notified and that were not filed prior to your Termination Date, and all other federal, state or local laws regarding rights or claims relating to employment and common law, including but not limited to, any claim for breach of an oral, implied or written employment contract; negligent or intentional misrepresentations; wrongful discharge; defamation; negligent or intentional infliction of emotional distress; and/or violation of public policy. By signing this Release and Pay Agreement, you have waived your right to file any claim with the U.S. Equal Employment Opportunity Commission or any State Commission, Board or Department that handles similar claims on behalf of the U.S. EEOC. By signing this Release and Pay Agreement, you have waived your right to file for Unemployment Compensation during the time period this Agreement is in place. By signing this Release and Pay Agreement, you have waived your right to file for Workers Compensation Benefits for alleged incidents or injuries for which you failed to provide notice to the Company and that allegedly occurred prior to your Termination Date.

4.	Confidentiality of this Agreement: You understand and agree that this is a Confidential Agreement between you and the Company and the terms and conditions herein are not to be revealed by you other than to your attorney, tax authorities and/or financial advisors and or your spouse (who may not communicate the terms and conditions of the Agreement to any third parties), all except as required by subpoena or other process of law.

5.	Confidentiality/Trade Secrets/Non-Compete: You signed a “Confidentiality/Trade Secret and Non-Compete Agreement with the Company. You agree that this “Confidentiality/Trade Secret and Non-Compete Agreement” is a binding Agreement between you and the Company and that you will abide by its terms except that the company and you agree to jointly review, on a case by case basis, job opportunities or directorships in the chemical industry. The company agrees to seek whenever practical to accommodate you in your search for job opportunities or directorships in the chemical industry.

6.	Voluntary Execution: The Company is informing you, in writing, that you should consult an attorney before signing this Agreement. In addition, it is agreed and understood that the severance arrangements made between you and the Company are unique and apply only to your special circumstance and in no way can be construed or interpreted as precedent setting to others.

7.	Acknowledgment: You received a copy of this Agreement on January 5, 2009 representing the terms of severance from the Company. No deadline of less than 21 days has been imposed upon you to sign this Agreement. If you are signing this Agreement less than 21 days from your Termination Date you understand that you do not have to do so. Changes to this Agreement do not restart the running of the 21 day period.

8.	Cancellation Period: You may revoke this Agreement at any time within seven (7) days after signing it by providing written notice of cancellation by hand delivery or registered mail addressed to: Judy Sonnett, EVP, Human Resources at Hexion Specialty Chemicals, Inc. 180 East Broad St. Columbus, OH 43215. For the revocation to be effective, the company must receive written notice no later than the close of business on the seventh day after you sign this Agreement. If you cancel, the Company owes you nothing under this Agreement. This Agreement will not become effective and enforceable until the seven (7) day cancellation period ends.

9.	Company Property: You agree to return your Company-provided property that may be in your possession or control on your Termination Date. You also agree to immediately return all original and duplicate documents, files, computer files and records, policies and procedures and all other tangible things in your possession that were created, collected or received by you while employed by the Company.

10.	Violation of Agreement: If you violate the terms of this Agreement, including, but not limited to, by filing a claim against the Company, or by soliciting, hiring, or assisting any other person in hiring current employees of Hexion, and this Agreement is upheld against you, the Company will seek repayment of any Severance provided to you in addition to legal fees, costs and expenses.

11.	Severability: If any part of this Agreement is found to be unenforceable, the other paragraphs will remain fully valid and enforceable.

12.	Controlling Law/Jurisdiction: This Agreement will be interpreted, enforced and governed by and under the laws of Ohio, except to the extent preempted by federal law.

13.	Future Cooperation: You will cooperate fully and sign any and all additional documents that may be necessary to carry out the terms and intent of this Agreement.

14.	Conduct: You agree to conduct yourself in a manner that does not disparage the Company or is damaging to or otherwise contrary to the Company’s best interests.

15.	Claims: You have not filed any claims, and no one has filed any claims on your behalf against the Company. You will not file any claims, and no one will file any claims on your behalf against the Company, with respect to the claims that you have given up in this Agreement.

16.	Entire Agreement: This Agreement is the entire agreement between you and the Company with respect to the subject matter of this Agreement. There are no other written or oral agreements, understandings or arrangements except the ones contained in this Agreement. The terms of this Agreement may not be changed in any way except in writing, signed by you and the Company.

FULL UNDERSTANDING: By signing this Agreement, you acknowledge that you have carefully read this Agreement; that you have had a reasonable time to consider the language and effect of this Agreement; that the Company has informed you, in writing, consult with an attorney before signing this Agreement; that you know, understand and agree with the contents of this Agreement; and that you are signing this document voluntarily because you are satisfied with its terms and conditions.

SIGNED:

/s/ Sarah R. Coffin	Dated:	January 21, 2009
Sarah R. Coffin

/s/ Judith A. Sonnett	Dated:	January 21, 2009
Judith A. Sonnett

CANCELLATION NOTICE

To cancel this Agreement:

•	Sign below.

•	The Company must receive this Cancellation Notice within seven (7) days of the date you signed the Agreement.

I hereby cancel this Agreement.

Date	Sarah R. Coffin